Exhibit 10.11

WK KELLOGG CO 2023 EMPLOYEE STOCK PURCHASE PLAN

(Effective _______)

1.

Purpose. WK Kellogg Co (the “Company”) has established this 2023 Employee Stock Purchase Plan (the “Plan”) to encourage and enable its eligible employees and the eligible employees of its Subsidiaries to acquire the Company’s Common Stock, and to align more closely the interests of those individuals and the Company’s shareowners. The Company intends for the Plan to have two components: a Code Section 423 Component (“423 Component”) and a non-Code Section 423 Component (“Non-423 Component”). The Company intends for the 423 Component of the Plan to qualify as an “employee stock purchase plan” under Code Section 423 (as defined below); accordingly, the 423 Component will be construed so as to comply with the requirements of Code Section 423. The Non-423 Component is not intended to qualify as an “employee stock purchase plan” under Code Section 423. Except as otherwise expressly provided in the Plan, the Non-423 Component, to the extent utilized by the Company, will operate and be administered in the same manner as the 423 Component.

2.	Definitions. Unless the context clearly indicates otherwise, for purposes of the Plan, the following terms shall have the following meanings:

(a)

“Applicable Laws” means the requirements relating to the administration of equity- based awards and the related issuance of shares of Common Stock under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable securities and exchange control laws of any non-U.S. country or jurisdiction where Options are, or will be, granted under the Plan.

(b)

“Authorized Officer” means the Chief Executive Officer or the Chief Human Resources Officer of the Company, or any other person designated by the Chief Executive Officer of the Company (each an “Authorized Officer”) who may, at any time, or from time to time, amend or modify the Plan; provided, however, that no amendment shall be made increasing or decreasing the number of shares authorized for the Plan (other than as provided in Section 14), and that, except to conform the Plan to the requirements of the Code, no amendment shall be made that would cause the Plan to fail to meet the applicable requirements of Code Section 423 in respect of the 423 Component; provided, further, that no Authorized Officer may adopt an amendment to the Plan that would require shareholder approval under any federal, state or local securities, tax or other applicable laws, rules or regulations, the applicable rules of any stock exchange or quotation system on which Common Stock is listed or quoted or the applicable laws and rules of any foreign country or other jurisdiction where Options are granted.

(c)	“Board” means the Board of Directors of WK Kellogg Co, as constituted from time to time.

(d)	“Beneficiary” means (i) the person designated by the Participant through the Participant’s Plan Account, or (ii) the Participant’s estate.

(e)

“Code” means the U.S. Internal Revenue Code of 1986, in effect and as amended from time to time, or any successor statute thereto, together with any rules, regulations and interpretations promulgated thereunder or with respect thereto.

(f)	“Committee” means the Compensation and Talent Management Committee of the Board.

(g)	“Common Stock” means the Common Stock, par value USD $0.0001 per share, of the Company or any security of the Company issued by the Company in substitution or exchange therefor.

(h)	“Company” means WK Kellogg Co, a Delaware corporation, or any successor corporation to WK Kellogg Co.

(i)	“Compensation” means with respect to a Participant, the portion of the Participant’s base salary, commissions or wages paid to the Participant during the applicable payroll period.

(j)

“Custodian” means the individual or organization appointed by the Plan Administrator to maintain custody of Participants’ payroll deductions, purchase Common Stock under the Plan, and allocate Common Stock among Participants.

(k)	“Designated Subsidiary” means any Subsidiary that the Plan Administrator has designated from time to time, in its sole discretion, as eligible to participate in the Plan.

(l)

“Disability” means disability as determined by the Committee in accordance with standards and procedures similar to those under the long-term disability plan of the Company or a Designated Subsidiary, if any. At any time that the Company or a Designated Subsidiary does not maintain a long-term disability plan, “Disability” shall mean any physical or mental disability that is determined to be total and permanent by a physician selected in good faith by the Company or a Designated Subsidiary.

(m)	“Effective Date” means ______, 2023.

(n)	“Eligible Employee” means each Employee of the Company or a Designated Subsidiary. However, an Eligible Employee who is a citizen or resident of a non-

U.S. jurisdiction (without regard to whether such Employee also is a citizen or resident of the United States or resident alien) may be excluded from participation in the Plan or a Purchase Period if participation of such Eligible Employee is prohibited under the laws of the applicable jurisdiction or if complying with the laws of the applicable jurisdiction would cause the Plan or a Purchase Period to violate Code Section 423 in respect of the 423 Component; provided that any exclusion shall be applied in an identical manner under each Purchase Period to all Employees in accordance with Treasury Regulations § 1.423-2(e). In the case of the Non-423 Component, an Eligible Employee may be excluded from participation in the Plan or a Purchase Period at the discretion of the Plan Administrator.

(o)

“Employee” means each and every person employed by the Company or a Designated Subsidiary, and whom the Company or Designated Subsidiary classifies as a common law employee; provided that, only individuals who are paid as common law employees from the payroll of the Company or a Designated Subsidiary shall be deemed to be Employees for purposes of the Plan.

For purposes of this definition of Employee, and notwithstanding any other provisions of the Plan to the contrary, individuals who are not classified by the Company or by a Designated Subsidiary, in its discretion, as employees under Section 3401(c) of the Code (or with respect to the Non-423 Component, as employees under Applicable Law), including, but not limited to, individuals classified by the Company or a Designated Subsidiary as independent contractors and non-employee consultants and individuals who are classified by the Company or by a Designated Subsidiary, in its discretion, as employees of any entity other than the Company or a Designated Subsidiary, do not meet the definition of Employee and are ineligible for benefits under the Plan. In the event the classification of an individual who is excluded from the definition of Employee under the preceding sentence is determined to be erroneous or is retroactively revised, the individual shall nonetheless continue to be excluded from the definition of Employee and shall be ineligible for benefits for all periods prior to the date the Company or Designated Subsidiary determines its classification of the individual is erroneous or should be revised, in each case to the extent that, during such periods: (i) such excluded individual had been employed by the Company or a Designated Subsidiary for less than two years; (ii) the customary employment of such excluded individual was 20 hours or less per week; (iii) the customary employment of such excluded individual was for not more than five months in any calendar year; or (iv) such excluded individual was a highly compensated employee within the meaning of Code Section 414(q). Such exclusions may be applied with respect to an offering under the Non-423 Component without regard to the limitations of Code Section 423.

For purposes of the 423 Component, the employment relationship shall be treated as continuing intact while the individual is on military leave, sick leave or other leave of absence approved by the Company or Designated Subsidiary and meeting the requirements of Treasury Regulations § 1.421-1(h)(2). Where the period of leave exceeds three months, or such other period specified in Treasury Regulations § 1.421-1(h)(2), and the individual’s right to reemployment is not guaranteed either by statute or by contract, the employment relationship shall be deemed to have terminated on the first day immediately following such three-month period, or such other period specified in Treasury Regulations § 1.421-1(h)(2).

(p)

“Exchange Act” means the Securities Exchange Act of 1934, in effect and as amended from time to time, or any successor statute thereto, together with any rules, regulations and interpretations promulgated thereunder or with respect thereto.

(q)

“Fair Market Value” means, with respect to any date, the closing price per share on the New York Stock Exchange on such date, provided that if there shall be no sales of shares reported on such date, the Fair Market Value of a share on such date shall be deemed to be equal to the closing price per share on the New York Stock Exchange for the last preceding date on which sales of shares were reported.

(r)

“Matching Date” means, if the Committee, in its sole discretion, determines to credit Match Shares to a Participant, the date on which Match Shares are credited to the Participant’s Plan Account, as determined by the Committee in its discretion.

(s)	“Match Shares” means the shares of Common Stock credited to a Participant’s Plan Account pursuant to Section 8(e).

(t)	“Offering Date” means, unless otherwise specified by the Plan Administrator or an Authorized Officer, the first day of a Purchase Period, January 1, April 1, July 1 and October 1.

(u)	“Option” means an option to purchase shares of Common Stock under the Plan, pursuant to the terms and conditions thereof.

(v)	“Participant” means an Eligible Employee who is participating in the Plan pursuant to Section 4.

(w)

“Plan” means the WK Kellogg Co 2023 Employee Stock Purchase Plan, as set forth herein, as in effect, and as amended from time to time (together with any rules and regulations promulgated by the Committee with respect thereto).

(x)

“Plan Account” means an account maintained by the Plan Administrator for each Participant to which the Participant’s payroll deductions are credited, against which funds used to purchase shares of Common Stock are charged, and to which shares of Common Stock purchased are credited.

(y)	“Plan Administrator” means the Committee or such other person or persons as the Committee may appoint to administer the Plan.

(z)

“Purchase Date” means, except as provided in Sections 13 and 18 or as otherwise specified by the Plan Administrator or an Authorized Officer, the last day of a Purchase Period, each March 31, June 30, September 30 and December 31.

(aa)	“Purchase Period” means, except as provided in Sections 13 and 18 or as otherwise specified by the Plan Administrator or an Authorized Officer, each calendar quarter.

(bb)

“Purchase Price” means, with respect to each Purchase Period, an amount between 85% and 95% of the Fair Market Value of Common Stock on the Purchase Date (or, solely in respect of the Non-423 Component, a percentage determined in the Committee’s sole discretion), with such amount determined by the Committee or an Authorized Officer in its sole discretion before the beginning of the Purchase Period.

(aa)

“Subsidiary” means any corporation, domestic or foreign, other than the Company, in an unbroken chain of corporations beginning with the Company if, at the time of the granting of the Option, each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

Notwithstanding the foregoing, the term “Subsidiary” shall include a limited liability company that is disregarded as an entity separate from a Subsidiary.

3.

Stock Subject to the Plan. Subject to Section 14, the aggregate number of shares of Common Stock that may be sold under the Plan is _______. Shares of Common Stock to be issued under the Plan may be authorized and unissued shares, issued shares that have been reacquired by the Company (in the open-market or in private transactions) and that are being held as treasury shares, or a combination thereof.

4.

Participation in the Plan. Each Eligible Employee may participate in the Plan effective as of any Offering Date, by completing and delivering a payroll deduction authorization to the Plan Administrator at least 10 days in advance of the applicable Offering Date in the manner specified by the Plan Administrator. The Offering Date as of which an Eligible Employee commences or recommences participation in the Plan, and each Offering Date as of which an Eligible Employee renews his or her authorization under paragraph (a), is an Offering Date with respect to that Eligible Employee.

(a)

Participant’s payroll deductions under the Plan shall commence on his or her initial Offering Date, and shall continue, subject to paragraph (a), until the Eligible Employee terminates participation in the Plan, is no longer an Eligible Employee, or the Plan is terminated.

(b)

A Participant’s payroll deduction authorization shall be automatically renewed effective on the Offering Date following the conclusion of his or her initial Purchase Period and each subsequent Purchase Period, unless the Participant otherwise notifies the Plan Administrator in the manner specified by the Plan Administrator at least 10 days in advance of such date.

(c)

Notwithstanding the foregoing, an Eligible Employee shall not be eligible to purchase shares of Common Stock under the Plan if, on the Purchase Date, the Eligible Employee owns, or could own if the Eligible Employee exercised his or her Option under the Plan on such Purchase Date, stock possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any Subsidiary. For purposes of this paragraph (c), the rules of Code Section 424(d) shall apply in determining the stock ownership of an individual, and stock that an Eligible Employee may purchase under outstanding options shall be treated as stock owned by the Eligible Employee.

(d)

Notwithstanding the foregoing, an Eligible Employee participating in the 423 Component shall not be permitted to elect participation in the Plan for the next two full Purchase Periods immediately following his or her sale, transfer (including transfer to a different brokerage account or withdrawal from the Participant’s Plan Account), or other disposition of shares of Common Stock that was acquired within one year of the Purchase Date applicable to that Common Stock and if the Eligible Employee ceased to participate in the Plan at the time of the sale, transfer, or other disposition of shares. In the discretion of the Plan Administrator, the foregoing may also apply to an Eligible Employee participating in the Non-423 Component; provided that any such application shall be applied in an identical manner under each Purchase Period to all Eligible Employees participating in the Non-423 Component.

(e)

In connection with the separation of the Company from Kellogg Company (the “Separation”) and pursuant to the terms of the Employee Matters Agreement by and between Kellogg Company and the Company, entered into in connection with the Separation (the “Employee Matters Agreement”), each employee of the Company or its Subsidiaries who was participating in an applicable Employee Stock Purchase Plan of the Kellogg Company (as amended, the Kellogg ESPP) of the Effective Date, and upon the consummation of the Separation, the purchase periods that are pending at such time under the Kellogg ESPP shall be assumed by the Company pursuant to the terms of this Plan and be considered “Purchase Periods” under the terms of this Plan as described in Section 4(e) above (such periods, the “Assumed Purchase Periods”) and the applicable commencement and ending dates of such periods shall correspond to the original dates of the purchase periods established under the Kellogg ESPP for each such Assumed Purchase Period. The rights of Eligible Employees with respect to such Assumed Purchase Periods thereafter shall, except as otherwise provided in this Plan, be subject to the terms of this Plan, provided that (i) such rights shall relate solely to shares of Common Stock and (ii) the Fair Market Value of a share of Common Stock on the applicable “Purchase Date” and the maximum number of shares that may be purchased in any such Assumed Purchase Period, shall be as set forth in this Plan.

5.

Payroll Deductions. An Eligible Employee may participate in the 423 Component of the Plan only through payroll deductions. After-tax payroll deductions shall be made from the Compensation paid to each Participant for each Purchase Period in such whole percentage from 1% to 10% (or, solely in respect of the Non-423 Component, such other whole percentage as determined in the Committee’s sole discretion), as the Participant shall authorize in his or her election form. No Eligible Employee may be granted the right to purchase more than USD $25,000 of Fair Market Value (determined as of the Purchase Date) of Common Stock under the Plan, and any other stock purchase plan of the Company or any Subsidiary that is qualified under Code Section 423 in any calendar year. Notwithstanding any provisions to the contrary in the Plan, in the case of the Non-423 Component, the Plan Administrator may allow Eligible Employees to participate in the Plan via cash, check or other means instead of payroll deductions if payroll deductions are not permitted under Applicable Law.

6.

Changes in Payroll Deductions. A Participant may not increase or decrease the amount of his or her payroll deductions during a Purchase Period. A Participant may change his or her payroll deductions effective as of a subsequent Purchase Period by notifying the Plan Administrator in the manner specified by the Plan Administrator at least 10 days in advance of the next Offering Date.

7.	Termination of Participation in Plan.

(a)

A Participant may, for any reason and at any time prior to each Purchase Date, voluntarily terminate participation in the Plan by notifying the Plan Administrator in a reasonable time and manner prior to the Purchase Date. Such Participant’s payroll deductions under the Plan shall cease as soon as practicable following delivery of such notice. If the former Participant remains employed by the

Company or any Designated Subsidiary after termination of his or her participation in the Plan, any payroll deductions credited to such Participant’s Plan Account may be used to purchase shares of Common Stock on the next Purchase Date or refunded, without interest, to the Participant, at the election of the Participant. Participants must notify the Plan Administrator of any request for a refund at least 20 days prior to the Purchase Date. An Eligible Employee whose participation in the Plan is terminated may rejoin the Plan no earlier than the beginning of the Purchase Period next following his or her withdrawal, by delivering a new payroll deduction authorization in accordance with Section 4.

(b)

A Participant’s participation in the Plan shall terminate upon termination of his or her employment with the Company and its Designated Subsidiaries, or termination of status as an Eligible Employee, for any reason. If a former Participant is no longer employed by the Company or any Designated Subsidiary for any reason, including Disability or retirement, any payroll deductions credited to his or her Plan Account may be used to purchase shares of Common Stock on the next Purchase Date, or refunded (subject to the 20 day advance notice requirement described in Section 7(a)), without interest, to the Participant, at the election of the Participant (or, in the event of the Participant’s death or Disability, the Participant’s Beneficiary), as soon as practicable following his or her termination of employment.

8.	Purchase of Shares.

(a)	On each Purchase Date, each Participant shall be deemed to have been granted an Option. In no event will a Participant be deemed to have been granted more than one Option during any Purchase Period.

(b)

On the Purchase Date of a Purchase Period, each Participant’s Option will be automatically exercised, and that number of whole and fractional shares of Common Stock determined by dividing the balance in the Participant’s Plan Account on the Purchase Date by the Purchase Price (fractional shares will be calculated to the decimal place determined by the Plan Administrator or an Authorized Officer) will be purchased on behalf of such Participant; provided, however, that, in addition to the USD $25,000 limitation set forth in Section 5 above, in no event may any Participant purchase more than 5% of the aggregate number of shares of Common Stock that may be sold under the Plan during a Purchase Period (subject to adjustment in accordance with Section 14 below). Except as provided in Sections 13 and 18, in no event may a Participant purchase shares of Common Stock prior to the Purchase Date of a Purchase Period.

(c)

As soon as practicable after each Purchase Date, a statement shall be delivered to each Participant that shall include the number of shares of Common Stock purchased on the Purchase Date on behalf of such Participant under the Plan.

(d)

As of the Purchase Date of each Purchase Period, the Common Stock purchased by each Participant shall be considered to be issued and outstanding to his or her credit as a bookkeeping entry maintained by the Custodian in the Participant’s Plan Account. Subject to the restrictions of Section 4(c) above, a stock certificate for shares of Common Stock credited to a Participant’s Plan Account shall be issued upon request of the Participant at any time. Stock certificates under the Plan shall be issued, at the election of the Participant, in the Participant’s name or in his or her name and the name of another person as joint tenants with right of survivorship or as tenants in common. A cash payment shall be made for any fraction of a share in such Plan Account, if necessary to close the Plan Account.

(e)

Eligibility to Receive Match Shares; Match Ratio. Under the Non-423 Component of the Plan, the Committee may, in its discretion, determine to offer Match Shares to any or all Eligible Employees (including, for the avoidance of doubt, any Eligible Employees located in the United States), which such determination shall be made prior to the beginning of the relevant Purchase Period and communicated to the applicable Participants. For each Eligible Employee who (i) is a Participant in the Plan and remains an Eligible Employee on each day from a Purchase Date until the Matching Date for such Purchase Date and (ii) retains the shares of Common Stock purchased during an applicable Purchase Period from the Purchase Date until the Matching Date for such Purchase Date, the number of Match Shares shall be an amount determined by the Committee up to 100% of the number of shares of Common Stock credited to the Participant’s Plan Account prior to the Purchase Date; provided, that in no event shall the aggregate value of Match Shares credited to the Participant’s Plan Account in respect of any calendar year exceed the limit selected by the Committee to apply in respect of such calendar year. Any Match Shares may be subject to such additional terms and conditions (including with respect to vesting) as the Plan Administrator may determine in its sole discretion.

(f)

Matching Allocations. As soon as practicable following each Purchase Date for which the Committee has determined to offer Match Shares (but in any event no later than March 15 of the year following the year in which such Match Shares are credited), for each Participant eligible to receive Match Shares, the Company shall cause to be allocated to the Participant’s Plan Account that number of Match Shares determined pursuant to this Section 8. Match Shares shall be posted to the Participant’s Plan Account, as applicable, as soon as practicable after, and credited to the Participant’s Plan Account as of, each Matching Date.

9.

Rights as a Shareowner. A Participant shall not be treated as the owner of Common Stock until the Purchase Date of such stock under the Plan. As of the Purchase Date a Participant shall be treated as the record owner of his or her shares purchased on such date pursuant to the Plan. Any dividends paid in respect of Common Stock purchased by a Participant under the Plan and credited to his or her Plan Account may be paid in cash or reinvested in Common Stock, at the option of the Participant, in a time and manner as prescribed from time to time by the Company.

10.

Rights Not Transferable. Rights under the Plan are not transferable by a Participant other than by will or the laws of descent and distribution, and are exercisable during the Participant’s lifetime only by the Participant or by the Participant’s guardian or legal representative. No rights or payroll deductions of a Participant shall be subject to execution, attachment, levy, garnishment or similar process.

11.

Application of Funds. All funds of Participants received or held by the Company under the Plan before purchase of the shares of Common Stock shall be held by the Company without liability for interest or other increment, except as may be required by Applicable Law, and determined by the Company.

12.

Administration of the Plan. The Plan shall be administered by the Plan Administrator. The Plan Administrator shall have authority to (i) make rules and regulations for the administration of the Plan, (ii) designate Subsidiaries as participating in the 423 Component or the Non-423 Component, and (iii) determine eligibility, and establish such procedures that it deems necessary or advisable for the administration of the Plan (including, without limitation, adopting such procedures, sub-plans and addenda as are necessary or appropriate to permit the participation in the Plan by Employees who are non- U.S. nationals or employed outside the U.S., the terms of which procedures, sub-plans and addenda may control other provisions of the Plan in accordance with Applicable Laws, but unless otherwise superseded by the terms of such procedures, sub-plan or addenda, the provisions of the Plan shall govern the operation of such procedure, sub-plan or addenda). The Plan Administrator’s interpretations and decisions with regard to the Plan and any such rules and regulations shall be final and conclusive. It is intended that the 423 Component of the Plan shall at all times meet the requirements of Code Section 423, if applicable, and the Plan Administrator shall, to the extent possible, interpret the provisions of the Plan so as to carry out such intent.

13.	Change of Control Provisions.

(a)

Notwithstanding any other provision of the Plan to the contrary, in the event of a Change of Control, each Option outstanding under the Plan shall be assumed or an equivalent option shall be substituted by the successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation refuses or is unable to assume or substitute for outstanding Options, each Purchase Period then in progress shall be shortened and a new Purchase Date shall be set (the “New Purchase Date”), as of which date any Purchase Period then in progress will terminate.

The New Purchase Date shall be on or immediately before the effective time of the Change of Control, and the Plan Administrator shall notify each Participant in writing, at least 10 days before the New Purchase Date, that the Purchase Date for his or her Option has been changed to the New Purchase Date, and that the Participant’s Option will be exercised automatically on the New Purchase Date unless the Participant has withdrawn from the Purchase Period before the New Purchase Date, as provided in Section 7.

(b)	For purposes of the Plan, a “Change of Control” shall mean the occurrence of any of the following events:

(i)

An acquisition after the Effective Date by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (a) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (1) any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company or approved by the Incumbent Board (as defined below), (2) any increase in beneficial ownership of a Person as a result of any acquisition by the Company, (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (4) any acquisition by an underwriter temporarily holding Company securities pursuant to an offering of such securities, or (5) any acquisition pursuant to a transaction that complies with clauses (1), (2) (3) of subsection (iii) of this Section 13; or

(ii)

A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 13, that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s shareowners, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso), either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(iii)

Consummation of a reorganization, merger or consolidation (or similar transaction), a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity (“Corporate Transaction”); in each case, unless immediately following such Corporate Transaction (1) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 60% of, respectively, the outstanding shares of common stock, and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (2) no Person (other than the Company, any employee benefit plan (or related trust) the Company or such corporation resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock of the corporation resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors, except to the extent that such ownership existed prior to the Corporate Transaction, and (3) individuals who were members of the Incumbent Board at the time of the Board’s approval of the execution of the initial agreement providing for such Corporate Transaction will constitute at least a majority of the members of the board of directors of the corporation resulting from such Corporate Transaction (including, without limitation, a corporation which as a result of such Corporate Transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries); or (iv) The approval by the shareowners of the Company of a complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, the Separation shall not constitute a Change of Control.

14.

Adjustments in Case of Changes Affecting Shares. In the event of any dividend or other distribution (whether in the form of cash, Common Stock, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, Change of Control or exchange of Common Stock or other securities of the Company, or other corporate transaction or event that affects the Common Stock: (a) the number of shares of Common Stock approved for the Plan shall be increased or decreased proportionately, and (b) the Board may determine, in its sole discretion, that an adjustment is necessary or appropriate in order to prevent dilution or enlargement of benefits or potential benefits intended to be made available under the Plan.

15.

No Corporate Action Restriction. The existence of the Plan and/or the Options granted hereunder shall not limit, affect or restrict in any way the right or power of the Board or the Company’s shareowners to make or authorize (a) any adjustment, recapitalization, reorganization or other change in the Company’s or any Subsidiary’s capital structure or its business, (b) any merger, consolidation or change in the ownership of the Company or any Subsidiary, (c) any issue of bonds, debentures, capital, preferred or prior preference stocks ahead of or affecting the Company’s or any Subsidiary’s capital stock or the rights thereof, (d) any dissolution or liquidation of the Company or any Subsidiary, (e) any sale or transfer of all or any part of the Company’s or any Subsidiary’s assets or business, or (f) any other corporate act or proceeding by the Company or any Subsidiary. No Participant, Employee, beneficiary or any other person shall have any claim against any member of the Board or the Committee, the Company or any Subsidiary, or any employees, officers, shareowners or agents of the Company or any Subsidiary, as a result of any such action.

16.

Notices. All notices or other communications by an Employee or Participant to the Company under or in connection with the Plan shall be deemed to have been duly given when received in the form specified by the Company at the location, or by the person, designated by the Company for the receipt thereof.

17.

Amendments to the Plan. The Committee may, at any time, or from time to time, amend or modify the Plan; provided, however, that no amendment shall be made increasing or decreasing the number of shares authorized for the Plan (other than as provided in Section 14), and that, except to conform the 423 Component of the Plan to the requirements of the Code, no amendment shall be made that would cause the 423 Component to fail to meet the applicable requirements of Code Section 423. Without shareowner consent and without limiting this Section 17, the Plan Administrator will be entitled to change the Purchase Periods, limit the frequency and/or number of changes in the amount withheld during a Purchase Period, establish the exchange ratio applicable to amounts withheld in a currency other than U.S. dollars, permit contributions in excess of the amount designated by a Participant in order to adjust for delays or mistakes in the Company’s processing of properly completed contribution elections, establish reasonable waiting and adjustment periods and/or accounting and crediting procedures to ensure that amounts applied toward the purchase of Common Stock for each Participant properly correspond with Contribution amounts, and establish such other limitations or procedures as the Plan Administrator determines in its sole discretion advisable that are consistent with the Plan.

18.

Termination of Plan. The Plan shall terminate upon the earliest of (a) the ten-year anniversary of the Effective Date, (b) the date no more shares of Common Stock remain to be purchased under the Plan, or (c) the termination of the Plan by the Board as specified below. The Board may terminate the Plan as of any date. The date of termination of the Plan shall be deemed a Purchase Date. If on such Purchase Date Participants in the aggregate have Options to purchase more shares of Common Stock than are available for purchase under the Plan, each Participant shall be eligible to purchase a reduced number of shares of Common Stock on a pro rata basis, and any excess payroll deductions shall be returned to Participants, without interest, all as provided by rules and regulations adopted by the Plan Administrator.

19.

Costs. All costs and expenses incurred in administering the Plan shall be paid by the Company. Any costs or expenses of selling shares of Company Stock acquired pursuant to the Plan shall be borne by the holder thereof.

20.

Governmental Regulations. The Company’s obligation to sell and deliver its Common Stock pursuant to the Plan is subject to the approval of any governmental authority required in connection with the authorization, issuance or sale of such stock. Shares shall not be issued with respect to an Option unless the exercise of such Option and the issuance and delivery of such shares pursuant thereto shall comply with all Applicable Laws, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, state securities laws, the rules and regulations promulgated thereunder, and the requirements of any stock exchange upon which the shares may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

As a condition to the exercise of an Option, the Company may require the person exercising such Option to represent and warrant at the time of any such exercise that the shares of Common Stock are being purchased only for investment and without any present intention to sell or distribute such shares if, in the opinion of counsel for the Company, such a representation is required by any of the aforementioned applicable provisions of law.

21.

Governing Law. The Plan and all actions taken thereunder shall be governed by and construed in accordance with the laws of the United States of America and, to the extent not inconsistent therewith, by the laws of the State of Delaware, without reference to the principles of conflict of laws thereof.

This Plan is not intended to be subject to the Employee Retirement Income Security Act of 1974, as amended, but the 423 Component is intended to comply with Code Section 423. Accordingly, the provisions of the 423 Component shall be construed so as to extend and limit participation in a manner consistent with the requirements of that section of the Code. Any provisions required to be set forth in this Plan by such Code section are hereby included as fully as if set forth in the Plan in full. Any titles and headings herein are for reference purposes only, and shall in no way limit, define or otherwise affect the meaning, construction or interpretation of any provisions of the Plan.

22.

Effect on Employment. The provisions of this Plan shall not affect the right of the Company or any Designated Subsidiary or any Participant to terminate the Participant’s employment with the Company or any Designated Subsidiary at any time in accordance with Applicable Law.

23.	Withholding. Each Participant will be responsible for any federal, state, or any other tax liability payable to any authority, social security, payment-on-account or other tax obligations, if any, which arise as a result of participating in the Plan. At any time, the Company or its Designated Subsidiaries, may, but shall not be obligated to, withhold from the Participant’s compensation the amount necessary to meet applicable withholding obligations, including any withholding required to make available to the Company or its Subsidiary, as applicable, any tax deductions or benefits attributable to sale or early disposition of Common Stock by the Eligible Employee.

24.

Other Company Benefit and Compensation Programs. For purposes of the determination of benefits under any other employee welfare or benefit plans or arrangements, if any, provided by the Company or any Designated Subsidiary (a) any amounts deducted from a Participant’s Compensation pursuant to the Participant’s payroll deduction election under Section 4 shall be deemed a part of a Participant’s compensation, and (b) payments and other benefits received by a Participant under an Option shall not be deemed a part of a Participant’s compensation, unless expressly provided in such other plans or arrangements, or except where the Board expressly determines in writing. The existence of the Plan notwithstanding, the Company or any Designated Subsidiary may adopt such other compensation plans or programs and additional compensation arrangements as it deems necessary to attract, retain and motivate employees.

25.

Notice of Disposition. Each Participant shall give the Company prompt notice of any disposition or other transfer of any shares of Common Stock acquired pursuant to the exercise of an Option granted under the 423 Component, if such disposition or transfer is made (a) within two years after the applicable grant date or (b) within one year after the transfer of such shares of Common Stock to such Participant upon exercise of such Option. The Company may direct that any certificates evidencing shares acquired pursuant to the Plan refer to such requirement.